UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MIPS TECHNOLOGIES, INC.
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MIPS TECHNOLOGIES, INC.
955 EAST ARQUES AVENUE
SUNNYVALE, CALIFORNIA  94085

September 25, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of MIPS Technologies, Inc. to be held on Thursday, November 12, 2009 at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California  94085 commencing at 2:00 p.m., Pacific Time. If you cannot attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or by electronic means.

The Annual Meeting of Stockholders of MIPS Technologies, Inc. will be held for the following purposes:

1.	To consider and vote upon the election of one Class II director to serve a three-year term and one Class III director to serve a one-year term;

2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year, which ends on June 30, 2010;

3.	To consider and vote upon an increase to the number of shares available for issuance under the Employee Stock Purchase Plan; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our Board of Directors has unanimously (1) nominated one Class II director and one Class III director, (2) approved the appointment of the independent registered public accounting firm, and (3) approved the increase in the number of shares available for issuance under the Employee Stock Purchase Plan, and the Board of Directors recommends a vote FOR the Class II director and the Class III director, a vote FOR the approval and adoption of Proposal No. 2, and a vote FOR the approval and adoption of Proposal No. 3.

Once again, we are taking advantage of the U.S. Securities and Exchange Commission rule that allows us to use the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. Rather, these stockholders will receive from us a notice with instructions for accessing the proxy materials and voting via the Internet or by telephone. The notice also instructs stockholders desiring paper copies of our proxy materials as to how these copies may be obtained. We expect that our application of this rule will make the proxy distribution process more efficient and will conserve natural resources.

For further information regarding the matters to be voted on at the annual meeting, I urge you to carefully read the accompanying Proxy Statement. The record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting is September 14, 2009.  If you have more questions about these proposals or would like additional copies of the Proxy Statement, please contact Maury Austin, Chief Financial Officer of MIPS Technologies, Inc., at 955 East Arques Avenue, Sunnyvale, California  94085 or by telephone at (408) 530-5000. Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or by electronic means. This will not limit your right to attend or vote at the annual meeting.

Sincerely,	Sincerely,

Anthony B. Holbrook	John E. Bourgoin
Chairman	Chief Executive Officer and President

The accompanying Proxy Statement is dated September 25, 2009 and is first being made available to stockholders on or about October 1, 2009. Additional copies of our Proxy Statement and Annual Report on Form 10-K can be obtained free of charge by contacting Investor Relations at (408) 530-5100.

955 EAST ARQUES AVE	SUNNYVALE, CA 94085-4521	PHONE 408.530.5000	FAX 408.530.5150	WEB www.mips.com

MIPS TECHNOLOGIES, INC.
955 EAST ARQUES AVENUE
SUNNYVALE, CALIFORNIA 94085

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 12, 2009

To the Stockholders of
MIPS TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of MIPS Technologies, Inc. will be held at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California  94085 on November 12, 2009. The annual meeting will begin at 2:00 p.m. Pacific Time, for the following purposes:

1.	To elect one Class II director to serve a three-year term and one Class III director to serve a one-year term;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year, which ends on June 30, 2010;

3.	To approve an increase in the number of shares available for issuance under the Employee Stock Purchase Plan; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 14, 2009 are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote by electronic means. Any stockholder attending the annual meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of Directors of MIPS TECHNOLOGIES, INC.

Gail H. Shulman Vice President, General Counsel and Corporate Secretary

Sunnyvale, California
September 25, 2009

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope or to vote by electronic means.

955 EAST ARQUES AVE	SUNNYVALE, CA 94085-4521	PHONE 408.530.5000	FAX 408.530.5150	WEB www.mips.com

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished by our Board of Directors to holders of our common stock, par value $0.001 per share, in connection with the solicitation of proxies by our Board of Directors for use at the 2009 Annual Meeting of MIPS Technologies, Inc. (“MIPS”) stockholders to be held on Thursday, November 12, 2009 at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California commencing at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof. The purposes of the annual meeting are set forth in this Proxy Statement and in the accompanying Notice of the Annual Meeting of Stockholders.

Our complete mailing address is MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085, and our telephone number is (408) 530-5000.

This Proxy Statement and the accompanying form of proxy are first being made available to our stockholders on or about October 1, 2009.

Stockholders Entitled to Vote; Quorum and Vote Required

The MIPS Board of Directors has fixed the close of business on September 14, 2009 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only holders of record on this date will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on the record date, there were outstanding and entitled to vote 45,080,289 shares of common stock, constituting all of the voting stock of MIPS. As of the record date, there were 3,635 holders of record of our common stock. Each holder of record of our common stock on the record date is entitled to one vote per share, which may be cast either in person or by proxy, at the annual meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Shares of our common stock present in person or by proxy will be counted for the purpose of determining whether a quorum is present at the annual meeting. Shares that abstain from voting, and shares held by a broker nominee in “street name” which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. In connection with Proposal No. 1, the election of directors, abstentions will have no effect on the outcome of the vote. In connection with Proposal Nos. 2 and 3, abstentions will have the effect of “NO” votes. Broker non-votes will have no effect on the outcome of the vote with respect to the matters to be brought before the annual meeting.

Directors will be elected at the meeting by a plurality of the votes cast. Proposal Nos. 2 and 3 will be decided by a majority of the vote of shares of common stock present, in person or by proxy, at the meeting and actually cast.

Proxies

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our Board of Directors for use at the annual meeting, and is accompanied by a form of proxy.

All shares of our common stock represented at the annual meeting by properly executed proxies that have not been revoked will be voted at the annual meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our Board of Directors.

Stockholders of the Company may submit notice of any matter to be brought before the annual meeting not less than 60 days or more than 90 days prior to November 12, 2009. As of September 13, 2009 (the 60th day prior to November 12, 2009), the Company had not received notice of any other matter to be brought before the annual meeting. If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn such annual meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporate Secretary of MIPS, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Corporate Secretary of MIPS before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary of MIPS at or before the taking of the vote at the annual meeting.

Please note that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and granting a proxy to the stockholder to vote the shares at the meeting.

MIPS will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from MIPS stockholders by directors, officers and employees of MIPS in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith. Stockholders sharing an address may receive only one set of proxy materials to that address unless they have provided contrary instructions. MIPS will deliver promptly upon written or oral request a separate set of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. A stockholder may notify MIPS that he (she) wishes to receive a separate copy of the proxy materials, and stockholders sharing an address may request delivery of a single copy of the proxy materials by writing to the Corporate Secretary at our corporate headquarters, 955 East Arques Avenue, Sunnyvale, California  94085 or calling (408) 530-5100.

PROPOSAL  NO. 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Our board members serve staggered three-year terms. The Board of Directors has the ability to change the size and composition of our Board of Directors.

Our Board of Directors currently consists of seven directors, divided into three classes as set forth in the following table:

Class	Expiration of Term	Board Members
Class I	2011 Annual Meeting	John E. Bourgoin Robert R. Herb Robin L. Washington

Class II	2009 Annual Meeting	Fred M. Gibbons Anthony B. Holbrook

Class III	2010 Annual Meeting	Kenneth L. Coleman William M. Kelly

    The persons named as proxies in the enclosed form of proxy intend to vote proxies for the re-election of the nominees named below, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason or decline to serve as a director, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board of Directors.

Holders of our common stock will elect at the annual meeting one director to serve as a Class II director for a three-year term ending in 2012 or until a successor is elected and qualified or until his earlier resignation or removal.

Holders of our common stock will also elect at the annual meeting one director to serve as a Class III director for a one-year term ending in 2010 or until a successor is elected and qualified or until his earlier resignation or removal.  Mr. Holbrook, who is currently a Class II director, is the nominee for the Class III position.  Under the Company’s Corporate Governance Guidelines, members of the Board of Directors may not stand for re-election to a term that would extend beyond his or her 71st birthday, except as otherwise recommended by the Nominating Committee and approved by the Board of Directors.  Consistent with the Corporate Governance Guidelines, Mr. Holbrook offered not to stand for re-election as a Class II director.  The Board of Directors and the Nominating Committee, however, have asked Mr. Holbrook to stand for re-election as a Class III Director.

The following table presents information regarding the nominees for election to our Board of Directors.

Name	Principal Occupation and Business Experience
CLASS II DIRECTOR NOMINEE

Fred M. Gibbons Age: 60 Board Member since July 1998
Consulting Professor, Stanford University. Since 2006, Mr. Gibbons has been a Consulting Professor in the Electrical Engineering department at Stanford University. In 1995, Mr. Gibbons founded Venture-Concept, an investment firm based in California, and was a Partner until 2006. From 1995 through 1999, Mr. Gibbons was a lecturer at the Stanford University Graduate School of Electrical Engineering. In 1981, Mr. Gibbons founded Software Publishing Corporation based in San Jose, California, a company engaged in the development of software systems for personal computer applications, and was its Chief Executive Officer through 1994.

CLASS III DIRECTOR NOMINEE

Anthony B. Holbrook Age: 70 Board Member since July 1998 and Chairman of the Board since August 2003.
Retired Chief Technical Officer of Advanced Micro Devices, Inc. or AMD. From 1973 until his retirement in 1994, Mr. Holbrook served in a number of executive positions with AMD including Chief Operating Officer from 1982 to 1989, President from 1986 to 1990, and Vice Chairman and Chief Technical Officer from 1989 to 1994. He continued to serve as Vice Chairman of AMD’s Board of Directors after his retirement until April 1996. Prior to his employment with AMD, Mr. Holbrook held engineering and general management positions with Fairchild Semiconductor, Inc. and Computer Microtechnology, Inc.

The following table presents information regarding our continuing directors.

Name	Principal Occupation and Business Experience
John E. Bourgoin Age: 63 Board Member since May 1997
Chief Executive Officer and President of MIPS Technologies, Inc. Mr. Bourgoin has served as our Chief Executive Officer since February 1998 and our President since September 1996. Mr. Bourgoin also served as a Senior Vice President of Silicon Graphics, Inc., or SGI, from September 1996 through May 1998. Prior to joining SGI and since 1976, Mr. Bourgoin was employed at AMD and held various positions including Group Vice President, Computation Products Group of AMD. In July 2009 the Company announced that Mr. Bourgoin intends to retire as Chief Executive Officer and President of MIPS Technologies, Inc. at the end of the calendar year.  Mr. Bourgoin will resign his positions as President and CEO prior to the end of the calendar year in the event requested to do so by the Board of Directors of the Company.

Kenneth L. Coleman Age: 64 Board Member since January 1998
Chairman, Accelrys, Inc. Since May 2003, Mr. Coleman has served as a member of the Board of Directors of Accelrys, Inc., and was elected Chairman in February of 2006. He was Founder, Chairman and CEO of ITM Software, an enterprise software company, from October 2000 until December 2005. Prior to that, from January 1987 to July 2000, Mr. Coleman served in various senior executive positions at SGI, such as Executive Vice President of Global Sales, Service and Marketing, Senior Vice President, Customer and Professional Services and Senior Vice President, Administration. Prior to joining SGI, Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of United Online, an internet service provider, City National Bank and Accelyrs (chairman), a scientific data software provider.

Robert R. Herb Age: 48 Board Member since January 2005
Venture Partner, Scale Venture Partners (formerly known as BA Venture Partners) since July 2005. Mr. Herb was formerly an Executive Vice President and Chief Marketing Officer of Advanced Micro Devices, Inc. or AMD. From 1983 to 2004, Mr. Herb served in a number of executive positions with AMD, including Vice President of Strategic Marketing for AMD’s Computation Products Group from 1996 to 1998, and Senior Vice President and Chief Marketing Officer from 1998 to 2000. He was promoted to Executive Vice President, Chief Marketing Officer and made a member of the office of the CEO in 2000. Mr. Herb is a member of the Board of Directors of Enpirion, Inc., NComputing, Inc., and Siimpel, Inc.

William M. Kelly Age: 56 Board Member since January 1998
Partner, with the law firm of Davis Polk & Wardwell. Mr. Kelly has been a partner with Davis Polk & Wardwell since January 2000. Prior to that time, Mr. Kelly served in several capacities with SGI. Mr. Kelly joined SGI in 1994 as Vice President, Business Development, General Counsel and Secretary and, from 1997 to 1999, served as Senior Vice President, Corporate Operations of SGI. During 1996, Mr. Kelly also served as Senior Vice President, Silicon Interactive Group of SGI and as acting Chief Financial Officer of SGI from May 1997 to February 1998.

Robin L. Washington Age: 46 Board Member since April 2008
Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc. since May 2008. From 2006 to 2007, Ms. Washington was Chief Financial Officer of Hyperion Solutions, which was acquired by Oracle Corporation in March 2007. From 1986 to 2005, Ms. Washington served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller.

Board of Directors’ Meetings and Committees

Our Board of Directors held four regular meetings and ten special meetings during fiscal 2009. Our Board of Directors has determined that each of our directors other than Mr. Bourgoin qualifies as an “independent director” in accordance with NASDAQ listing requirements.

The evaluation of director independence by the Board of Directors involves application of NASDAQ’s objective criteria as well as a subjective determination of independence. In making its subjective determination of independence, the Board of Directors would generally consider commercial and other transactions and other relationships between MIPS and each director and his or her family members and affiliated entities.

No director or nominee attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the board on which he or she served during fiscal 2009.  Our independent directors meet regularly outside the presence of Mr. Bourgoin, our Chief Executive Officer. Our Board of Directors has a policy of encouraging, but not requiring, members to attend the Annual Meeting of Stockholders. All of our directors attended our 2008 Annual Meeting of Stockholders.

Our Board of Directors has three standing committees, the Audit and Corporate Governance Committee, the Compensation Committee and the Nominating Committee. Each member of these committees is an independent director in accordance with NASDAQ standards, and each member of the Audit and Corporate Governance Committee meets the special independence standards established by the Securities and Exchange Commission (“SEC”) for audit committees. Each standing committee has a written charter approved by the board, which is available on MIPS’ website at http://www.mips.com by clicking on “Company,” then “Investor Relations,” and finally on “Corporate Governance.”

During fiscal 2009, the members of the Audit and Corporate Governance Committee were Mr. Kelly (Chairman), Mr. Holbrook and Ms. Washington. The Audit and Corporate Governance Committee met five times during fiscal 2009. The responsibilities of the Audit and Corporate Governance Committee include selecting, evaluating and approving the compensation of our independent registered public accounting firm, and reviewing with management and our independent registered public accounting firm our quarterly and annual financial statements, reviewing with management and the independent registered public accounting firm our internal control policies and their effectiveness and, as may be requested from time to time by our Board of Directors, performing investigations and reviewing related party transactions. Our Board of Directors has determined that Mr. Kelly satisfies the definition of an “audit committee financial expert” under SEC rules. This designation does not impose any duties, obligations or liabilities on Mr. Kelly that are greater than those generally imposed on him as a member of the Audit and Corporate Governance Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit and Corporate Governance Committee or the Board of Directors.

During fiscal 2009, the members of the Compensation Committee were Mr. Coleman (Chairman), Mr. Herb and Mr. Gibbons. The Compensation Committee met eight times during fiscal 2009. The responsibilities of the Compensation Committee include administering our equity compensation plans, reviewing and approving grants under our equity compensation plans and approving other performance-based compensation, which is intended to be excluded from the deductibility limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, developing performance criteria for and periodically evaluating the performance of our Chief Executive Officer, reviewing and recommending to the full board the salary, bonus and stock incentive compensation of our Chief Executive Officer, and approving the salaries, bonuses and stock incentive compensation of our other officers.

During fiscal 2009, the members of the Nominating Committee were Mr. Holbrook (Chairman), Mr. Gibbons, Mr. Herb, Mr. Kelly and Ms. Washington. The Nominating Committee met one time during fiscal 2009. The responsibilities of the Nominating Committee include reviewing candidates and recommending nominees for election as directors.

Our Board of Directors may, from time to time, establish certain other committees to facilitate the management of MIPS.  In July 2009, the Board of Directors appointed a CEO Search Committee comprised of three members of the Board of Directors, Kenneth L. Coleman (Chairman), Robert R. Herb and Anthony B. Holbrook, and delegated to the committee the tasks of selecting a recruiter and search firm for the purpose of conducting a search for a new CEO, entering into any relevant agreements with the selected search firm, working with the search firm in conducting the CEO search and preparing recommendations to the full board regarding any preferred candidates, with the understanding that the appointment of the future CEO will require full board action.

Corporate Governance

Any stockholder wishing to communicate with our board may write to the Board of Directors, MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085. Our Corporate Secretary will review all such stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to the Company and its operations, or to take other appropriate actions with respect to such communications. Except for inappropriate or irrelevant communications, the Corporate Secretary will submit all other communications to the Chairman of the Board.

The Nominating Committee will consider nominees for election as a member of our Board of Directors that are recommended by stockholders. Any stockholder recommendations should be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information required in the stockholder notice required by Article II, Section 5 of our Company Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy Securities and Exchange Commission or NASDAQ rules. The stockholder should deliver the recommendations to Gail Shulman, Corporate Secretary, MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085. The goal of the Nominating Committee is to ensure that our board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our board. To this end, the committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits its chosen nominees to the board for approval. The Committee will evaluate all candidates in the same manner regardless of the source of recommendation.

We maintain a Code of Business Conduct (“Code”), which incorporates our written code of ethics that is applicable to our chief executive officer, chief financial officer and controller. The Code of Business Conduct incorporates guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. The Code of Business Conduct incorporating the code of ethics is available on our website at http://www.mips.com by clicking on “Company,” then “Investor Relations,” and finally on “Corporate Governance.” Changes to or waivers of the code of ethics will be disclosed on the same website.

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that could involve a conflict of interest, including:

•	Related party transactions

•	Outside employment

•	Personal benefit from MIPS’ business

•	Outside board memberships

The Code requires that covered persons report to their manager any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgment. The Code does not expressly set forth the standards that would be applied in reviewing or approving related party transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit and Corporate Governance Committee of the Board of Directors, which is authorized by the Charter of the Audit and Corporate Governance Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit and Corporate Governance Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit and Corporate Governance Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Director Compensation

The policy of the board is that compensation for independent directors should be a mix of cash and equity-based compensation. MIPS does not pay employee directors for board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company. The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.

Directors who do not receive compensation as officers or employees of MIPS or as directors, officers or employees of any of our affiliates receive an annual board membership retainer of $20,000, which is paid in four quarterly installments. The chairmen of the Audit and Corporate Governance and the Compensation Committees receive an additional annual retainer of $7,500, which is paid annually. In addition, non-employee directors receive $1,500 per meeting for board meetings that are scheduled to be held in-person, or $750 per meeting if the meeting is scheduled to be conducted telephonically, and $1,000 per meeting for committee meetings that are scheduled to be held in-person, or $750 per meeting if the meeting is scheduled to be conducted telephonically, except for meetings of the Nominating Committee, for which there is no meeting fee. Non-employee directors are reimbursed for reasonable expenses incurred in attending. The annual board membership retainer for the chairman of the board is $100,000. The “Director Compensation for Fiscal 2009” table below provides further details regarding director compensation.

Upon a non-employee director’s election or appointment to our Board of Directors, he or she will automatically receive an initial nonstatutory stock option grant to purchase 40,000 shares of common stock. Each non-employee director who has been a director for at least six months, as of the date of our annual meeting, will automatically receive an additional annual nonstatutory stock option grant to purchase 12,500 shares of common stock on the date of the annual stockholder meeting. All stock option grants to non-employee directors are granted with an exercise price equal to the fair market value of common stock on the date of grant. Initial grants vest monthly over a 36-month period and additional annual grants vest immediately.

Under the terms of our 1998 Long-Term Incentive Plan, as Amended and Restated, on the date of our 2008 Annual Meeting of Stockholders held on November 12, 2008, Messrs. Coleman, Gibbons, Herb, Holbrook and Kelly, and Ms. Washington were each granted options to purchase 12,500 shares. These options vested immediately and have a term of seven years.

The following table shows compensation information for MIPS’ current and former non-employee directors for fiscal 2009.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
Kenneth L. Coleman	$42,750	$11,398	(2)	$54,148
Fred M. Gibbons	$42,750	$11,398	(3)	$54,148
Robert R. Herb	$37,750	$11,398	(4)	$49,148
Anthony B. Holbrook	$120,000	$55,160	(5)	$175,160
William M. Kelly	$40,000	$11,398	(6)	$51,398
Robin Washington	$39,250	$38,184	(7)	$77,434

(1)
Amounts shown do not reflect compensation actually received by the director. Instead the amounts shown are the compensation costs recognized in our financial statements for the fiscal year ended June 30, 2009 in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 123R Share-Based Payment (SFAS No. 123R). The amounts shown disregard estimated forfeitures related to service based vesting conditions to the extent applicable.  See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2009 regarding the assumptions underlying the valuation of equity awards.

(2)    Mr. Coleman held options to purchase 192,500 shares of common stock as of June 30, 2009.

(3)	Mr. Gibbons held options to purchase 132,500 shares of common stock as of June 30, 2009.

(4)    Mr. Herb held options to purchase 90,000 shares of common stock as of June 30, 2009.

(5)	Mr. Holbrook held options to purchase 247,500 shares of common stock as of June 30, 2009.

(6)	Mr. Kelly held options to purchase 192,500 shares of common stock as of June 30, 2009.

(7)	Ms. Washington held options to purchase 52,500 shares of common stock as of June 30, 2009.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2009 were Kenneth L. Coleman, Robert R. Herb and Fred M. Gibbons. Mr. Coleman, Mr. Herb and Mr. Gibbons are all “non-employee directors” under Rule 16b-3 of, and have no interlocking relationships as defined by, the Securities Exchange Act of 1934, as amended. As discussed more fully under “Certain Relationships and Related Transactions” below, Mr. Coleman’s son-in-law is one of our employees.

Board’s Recommendation

Our Board of Directors recommends a vote “FOR” each of the nominees above.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Corporate Governance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending June 30, 2010. This appointment is being presented to the stockholders for ratification at the annual meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst & Young LLP in connection with the audit of the annual financial statements for fiscal 2009 and fiscal 2008, and the fees billed for other services rendered by Ernst & Young LLP.

Audit and Non-Audit Fees

	2009	2008
Audit fees (1):
Audit fees	$1,298,750	$2,815,000
Total audit fees	$1,298,750	$2,815,000
Tax fees (2)	$179,900	$66,000
Other fees (3)	$2,000	$2,000
Total fees	$1,480,650	$2,883,000

(1)
Audit fees includes fees associated with the annual audit of our consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, statutory audits required for non-US subsidiaries and services normally provided by the independent registered public accounting firm in connection with regulatory filings. It also includes fees associated with accounting consultations on matters that arose during, or as a result of, the audit or reviews of financial statements and statutory audits.

(2)	Tax fees represent assistance in the preparation and review of tax returns, assistance in compliance with tax rules and regulations and tax advice.

(3)	Other fees represent fees for subscription to online accounting research tool.

The Audit and Corporate Governance Committee has pre-approved all audit and non-audit services provided to us by Ernst & Young LLP during fiscal 2009. It is the policy of the Audit and Corporate Governance Committee to pre-approve each engagement with our independent registered public accounting firm with respect to audit and non-audit services. The committee has delegated to the chairman of the committee the authority to grant pre-approvals provided that the pre-approval decision and related services are presented to the committee at its next regularly scheduled meeting.

The Audit and Corporate Governance Committee has determined that the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Board’s Recommendation

Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

PROPOSAL NO. 3—APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES RESERVED AND AVAILABLE FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

On May 22, 1998, our Board of Directors adopted, and the stockholders subsequently approved, our Employee Stock Purchase Plan.  On August 9, 2007, our Board of Directors amended and restated the Employee Stock Purchase Plan.  The stockholders of the Company approved the amended and restated Employee Stock Purchase Plan on December 6, 2007.  For purposes of this proposal, we will refer to the Employee Stock Purchase Plan, as amended and restated in 2007, as the “Purchase Plan.”

As of September 15, 2009, only 694,186 shares were available for issuance under the Purchase Plan.  Accordingly, on August 13, 2009, our Board of Directors approved an increase, by one million shares, of the number of shares of the Company’s common stock reserved and available for issuance under the Purchase Plan, subject to stockholder approval.  Our Board of Directors approved the increase in order to ensure that we can continue to grant purchase rights to our employees at levels and in geographies determined appropriate by our Board of Directors. In this proposal, the stockholders of the Company are being asked to approve the increase in the number of shares of the Company’s common stock reserved and available, by one million shares, for issuance under the Purchase Plan.

The essential features of the Purchase Plan are outlined below:

Purpose

The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by our Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase common stock of the Company through payroll deductions to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of our U.S. employees and some employees of our international subsidiaries are eligible to participate in the Purchase Plan. The rights to purchase common stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended.

Stock Subject to Purchase Plan

As of September 15, 2009, we had 694,186  shares available for issuance under the Purchase Plan, and 1,694,186  shares will be reserved for issuance, assuming approval of the 1 million shares increase under this proposal.  Any future increases to the share reserves will require stockholder approval. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights will again become available for issuance under the Purchase Plan.  Since the initial adoption of the Purchase Plan in 1998, a total of 2,858,679 shares of common stock have been issued under the Purchase Plan.

Offerings; Eligibility

The Purchase Plan is implemented by offerings of rights to all eligible employees, from time to time, by the plan administrator. The maximum length for an offering under the Purchase Plan is 27 months. The plan administrator may divide an offering into two or more “purchase periods,” where, at the end of each purchase period, participants may exercise the purchase rights they were granted under the Purchase Plan. Under the Purchase Plan, the offering period is usually 6 months long.

Any person who is employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the plan administrator) on the first day of an offering is eligible to participate in that offering. As of September 15, 2009, there were 78 employees participating in the Purchase Plan.   The plan administrator may provide that employees must have been continuously employed by the Company or the designated parent or any designated subsidiary corporation for at least two years prior to the first day of an offering in order to be eligible to participate in such offering. Currently, there is no such requirement.

No employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its parent and subsidiary corporations in any calendar year. In addition to the preceding limitation, the plan administrator may provide for individual and offering limitations on the maximum number of our shares of common stock that may be purchased.

The following table sets forth the number of shares purchased by the specified individuals and groups of individuals under the Purchase Plan during fiscal year 2009.  The number of shares that may be purchased under the Purchase Plan by an employee is subject to the discretion of that employee and the Purchase Plan limits as described above.  The dollar value of the shares set forth in the table will depend upon the future market prices of our common stock.

Plan Benefits

Aggregate Purchases under the Employee Stock Purchase Plan during Fiscal Year 2009

Name and Position	Number of Shares
John E. Bourgoin, Chief Executive Officer and President	4,437
Maury Austin, Vice President, Chief Financial Officer	15,183
Sandy Creighton, Vice President, Corporate Administration	7,722
Brad Holtzinger, Vice President, Worldwide Sales	8,181
Cesar Martin-Perez, Vice President, European Operations	—
Jose Epifanio da Franca, President and General Manager – Analog Business Group	—
John Derrick, Chief Operating Officer	5,567
All executive officers as a group (7 persons)	41,090
All non-employee directors	—
All employees, excluding executive officers, as a group	487,199

New Purchase Plan Benefits

The benefits to be received by our executive officers, directors and employees as a result of the proposed increase in the number of shares available for issuance under the Purchase Plan are not determinable since the amounts of future purchases by participants are based on elective contributions.  No purchase rights have been granted, and no shares of common stock have been issued with respect to the 1 million share increase for which stockholder approval is sought under this Proposal.

Participation in the Plan; Purchase Price

Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the plan administrator as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees’ base compensation during the offering.

The purchase price per share at which shares of common stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the purchase period or offering, as applicable.

The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the plan administrator provides in the offering. The plan administrator may limit the times to make, and frequency of, any changes by a participant in the participant’s payroll deductions after the beginning of any offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the plan administrator specifies a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, the plan administrator would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of each purchase period or offering, as applicable at the applicable price.

While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable purchase period or offering, subject to any reasonable administrative limit provided by the plan administrator.

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee’s eligibility for any reason (such as a termination of employment), and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest. Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Administration

The plan administrator administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The plan administrator has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase common stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan. In addition, the plan administrator has the power to establish, amend and revoke rules for the administration of the Purchase Plan and in the exercise of these powers, the plan administrator may correct any deficiency, omission or inconsistency in the Purchase Plan in the manner and to the extent necessary or expedient to make the Purchase Plan fully effective. The plan administrator generally has the power to perform such acts as it deems necessary or expedient to promote our best interests and to carry out the intent of the Purchase Plan.

Our Board of Directors has been given the authority to act as the plan administrator. In addition, our Board of Directors has the power to delegate administration of the Purchase Plan to a committee composed of not less than one member of our Board of Directors. At this time our Board of Directors has delegated administration of the Purchase Plan to the Compensation Committee of our Board of Directors. As used herein with respect to the Purchase Plan, the term plan administrator refers to our Board of Directors and any committee to which our Board of Directors delegates some or all of the administration of the Purchase Plan.

Duration, Amendment and Termination

Our Board of Directors may suspend or terminate the Purchase Plan at any time. The plan administrator may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by our Board of Directors if the amendment is necessary for the Purchase Plan to satisfy Section 423 of the Code or other applicable laws and regulations, except to the extent the amendment would solely benefit the administration of the Purchase Plan, or is made to account for a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for the participants or the Company or its affiliates.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted, except as necessary to comply with any laws or governmental regulations.

Federal Income Tax Information

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.  A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant upon a disqualifying disposition of the stock (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

The foregoing summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete.  Reference should be made to the applicable provisions of the Internal Revenue Code.

Non-U.S. Income Tax Information

The income tax consequences to participants and to the Company (or its foreign subsidiaries) with respect to participation in the Purchase Plan vary by country.  Generally, participants are subject to taxation at the time of purchase.  The employing foreign subsidiary may be entitled to a deduction in the tax year in which a participant recognizes taxable income, provided the subsidiary reimburses the Company for the cost of the benefit conferred under the Purchase Plan.

Equity Compensation Plan Information

We maintain the 1998 Long-Term Incentive Plan, as Amended and Restated, the Directors’ Stock Option Plan, and the Purchase Plan, all of which were approved by our stockholders, and the 2002 Non-Qualified Stock Option Plan and the Supplemental Stock Purchase Plan, neither of which was subject to stockholder approval. The features of these plans are described in Note 13 of our Notes to Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2009. The features of the 2002 Non-Qualified Stock Option Plan and the Supplemental Stock Purchase Plan are also set forth below the table.  In connection with the adoption of the 1998 Long-Term Incentive Plan, as Amended and Restated in 2007, we terminated the Directors’ Stock Option Plan and the 2002 Non-Qualified Stock Option Plan, except with respect to awards remaining outstanding under those plans. The following table presents information about these plans as of June 30, 2009.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,198,716	$5.94	6,804,637	(2)
Equity compensation plans not approved by security holders	524,690	$5.95	22,055	(3)
Total	11,723,406	$5.94	6,826,692

(1)	Excludes purchase rights currently accruing under the Purchase Plan and the Supplemental Stock Purchase Plan.

(2)
These shares include 6,132,506 shares that remain available under the 1998 Long-Term Incentive Plan, as Amended and Restated and 672,131 shares that remain available under the Purchase Plan. The shares available under the 1998 Long-Term Incentive Plan, as Amended and Restated, may be issued as stock-based awards including incentive and non-statutory stock options, stock appreciation rights, restricted stock, stock units, bonus stock and other stock related awards.

(3)	These shares remain available under the Supplemental Stock Purchase Plan.

Additional Information regarding the 2002 Non-Qualified Stock Option Plan and the Supplemental Stock Purchase Plan

Our Board of Directors adopted the 2002 Non-Qualified Stock Option Plan (the “2002 Plan”) in April 2002. The Compensation Committee of our Board of Directors administers the 2002 Plan. The 2002 Plan authorizes the issuance of 1,000,000 shares of non-qualified stock options to employees and consultants. Stock options are granted at an exercise price of not less than the fair value on the date of grant. In July 2005, the Board of Directors amended the award documents for the stock options granted under the 2002 Plan. Options awarded prior to July 2005 expire ten years from the date of grant unless expiration occurs earlier in connection with termination of employment. Stock option grants awarded prior to July 2005 generally vest over a 50-month period with 2% of the total shares vesting each month. In July 2005, the term and vesting schedule for both the initial and annual stock option grants were adjusted, effective immediately. Beginning in July 2005, options expire seven years from the date of grant unless expiration occurs earlier in connection with termination of employment. Under the new vesting schedule, initial stock option grants vest over a 36-month period with one-third of the total shares vesting on the first anniversary of the date of grant and approximately 2.78% of the total shares vesting each month thereafter over the remaining 24-month period. Annual stock option grants vest over a 36-month period from the date of grant with approximately 2.78% of the total shares vesting each month. Vested options granted under the 2002 Plan generally may be exercised for three months after termination of the optionee’s service to us, except for options granted to executives or in the case of death or disability, in which case the vested options generally may be exercised up to 12 months following the date of death or termination of service. The number of shares subject to any award, the exercise price and the number of shares issuable under this plan are subject to adjustments in the event of a change relating to our capital structure. To date, the 2002 Plan has been primarily used for annual grants to employees.  In connection with the amendment and restatement of the 1998 Long-Term Incentive Plan in 2007, we terminated the 2002 Plan, although it remains in place with respect to outstanding awards. At June 30, 2009, no shares were available for future awards under the 2002 Plan.

           The Supplemental Stock Purchase Plan (the “Supplemental Purchase Plan”), formerly known as the Non-U.S. Purchase Plan, was adopted by our Board of Directors in July 1998 and amended by the board in May 1999 and October 2005. The Compensation Committee of our Board of Directors administers the Supplemental Plan. The purpose of the Supplemental Purchase Plan is to provide our employees and consultants who do not provide services in the United States and who participate in the Supplemental Purchase Plan with an opportunity to purchase our common stock through periodic contributions at the same discount and subject to the same general rules as the Purchase Plan. The Supplemental Purchase Plan, like the Purchase Plan, has 6-month offering periods commencing every six months, generally at May 1 and October 1 and each offering period is divided into four six-month exercise periods. For offering periods that commenced prior to October 2005, the offering period was a 24-month period divided into four 6-month periods. The number of shares subject to any award, the exercise price and the number of shares issuable under this plan are subject to adjustments in the event of a change relating to our capital structure. The maximum number of shares reserved under the Supplemental Plan is 60,000. At June 30, 2009, 37,945 shares have been issued under the Supplemental Purchase Plan and 22,055 shares were reserved for future issuance.

Board’s Recommendation

Our Board of Directors has approved the one million share increase under the Purchase Plan, subject to approval from our stockholders at the annual meeting.  Our Board of Directors believes that such increase in the number of shares reserved and available for issuance under the Purchase Plan is important to achieve our corporate objectives (as described above).

Our Board of Directors recommends that you vote FOR the proposal to increase the shares reserved and available for issuance under the Purchase Plan for the reasons explained above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 17, 2009 except as indicated, certain information regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to own beneficially more than 5% of our common stock,

•	each of our directors,

•	each named executive officer listed in the Summary Compensation Table below, and

•	all directors and executive officers as a group.

In the table below, percentage ownership is based upon 45,068,809 shares of common stock outstanding as of August 17, 2009. Common stock subject to options that are currently exercisable or exercisable within 60 days of August 17, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other person. Unless otherwise indicated, the persons named have sole voting and investment power over the shares beneficially owned by them subject to community property laws. Where information is based on Schedule 13Gs filed by the named stockholder, the number of shares owned is as of the date for which information was provided in such schedule.

Shares Beneficially Owned

	Common Stock
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
FMR LLC (1)	4,303,812	9.55%
82 Devonshire Street
Boston, MA 02109
Trivium Capital Management, LLC (2)	4,224,000	9.37%
600 Lexington Avenue, 23rd Floor
New York, NY 10022
Schroder Investment Management Inc. (3)	2,983,300	6.62%
875 Third Avenue, 21st floor
New York, NY 10022
Barclays Global Investors NA (4)	2,829,861	6.28%
400 Howard Street
San Francisco, CA 94105
Pacific Edge Investment Management, LLC (5)	2,280,427	5.06%
100 Hamilton Avenue, Suite 100
Palo Alto, CA 94301

Directors and Executive Officers: (6)
Maury Austin	190,461	*
John E. Bourgoin	2,068,219	4.59%
Kenneth L. Coleman	198,999	*
Fred M. Gibbons	145,000	*
Robert R. Herb	95,000	*
Anthony B. Holbrook	277,500	*
William M. Kelly	201,246	*

	Common Stock
Name of Beneficial Owner	Number	Percentage
Sandy Creighton	896,507	1.99%
John Derrick	97,222	*
Jose Epifanio da Franca	—	*
Brad Holtzinger	475,333	1.05%
Cesar Martin-Perez	241,013	*
Robin L. Washington	31,389	*
Directors and executive officers as a group (17 persons)	5,653,060	12.54%

*	Less than 1%.

(1)
As reported by FMR LLC on Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. According to such Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 4,303,812 shares of common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Small Cap Fund, amounted to 4,220,290 shares of common stock. Edward C. Johnson 3d, Chairman of FMR LLC and FMR LLC (through its control of Fidelity), and the funds each has sole power to dispose of the 4,303,812 shares of common stock owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(2)
As reported by Trivium Capital Management, LLC on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. According to such Schedule 13G/A, Trivium Capital Management, LLC has shared power to vote 4,068,978 shares of common stock and shared power to dispose of 4,224,000 shares of common stock and Trivium Offshore Fund, Ltd. has shared power to vote and dispose of 3,696,420 shares of common stock.

(3)
As reported by Schroder Investment Management Inc. on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2006. According to such Schedule 13G, Schroder Investment Management, Inc. has sole power to vote and dispose of 2,983,300 shares of common stock.

(4)
As reported by Barclays Global Investors NA on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009. According to such Schedule 13G, Barclays Global Investors NA has sole power to vote 1,290,247 shares of common stock and the sole power to dispose of 1,719,479 shares of common stock and Barclays Global Fund Advisors has the sole power to vote and dispose of 1,110,382 shares of common stock.

(5)
As reported by Pacific Edge Investment Management, LLC on a Schedule 13G as filed with the Securities and Exchange Commission on January 23, 2004. According to such Schedule 13G, each of Pacific Edge Investment Management, LLC and Karen Payne have shared power to vote and dispose of 2,280,427 shares of common stock. Pacific Edge Investment Management, LLC is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the stock. Karen Payne is the Manager of Pacific Edge Investment Management, LLC.

(6)
The table includes the following shares which may be acquired upon the exercise of options on August 17, 2009 or within 60 days thereof: Mr. Austin 145,278; Mr. Bourgoin 1,946,667; Mr. Coleman 192,500; Ms. Creighton 822,332; Mr. Derrick 97,222; Mr. Gibbons 132,500; Mr. Herb 90,000; Mr. Holbrook 247,500; Mr. Kelly 192,500; Mr. Holtzinger 475,333; Mr. Martin-Perez 230,976; Ms. Washington 31,389 and directors and executive officers as a group 5,307,377.

Under our Rights Plan, our stockholders have the right to purchase shares of our preferred stock upon the occurrence of specified events. The documents evidencing this Rights Plan have been filed with the Securities and Exchange Commission as exhibits to registration statements on Form 8-A.

The following pages contain reports of MIPS’ Compensation Committee and the Audit and Corporate Governance Committee and a Performance Graph. Stockholders should be aware that under the rules of the SEC, this information is not considered to be “soliciting material”, nor to be “filed”, under the Securities Exchange Act of 1934. This information shall not be deemed to be incorporated by reference in any past or future filing by MIPS under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that MIPS specifically incorporates this information by reference.

COMPENSATION COMMITTEE REPORT

Composition of the Committee

During fiscal 2009, the Compensation Committee of the Board of Directors of MIPS consisted of Mr. Kenneth L. Coleman (Chairman), Mr. Robert R. Herb and Mr. Fred M. Gibbons.

Charter

The Compensation Committee is a standing committee of our Board of Directors whose primary objectives are to oversee, review and approve compensation for our executive officers, evaluate the performance of our Chief Executive Officer, and administer our Long-Term Incentive Plan and our Employee Stock Purchase Plan.

Executive Compensation

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2009 Annual Meeting of Stockholders.

The Compensation Committee
Kenneth L. Coleman, Chairman
Fred M. Gibbons
Robert R. Herb

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders for our common stock, the NASDAQ Stock Market  Index—U.S., and the RDG Semiconductor Composite Index. The graph assumes that $100 was invested in our common stock and in each index on June 30, 2004. No dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among MIPS Technologies, Inc., The NASDAQ Composite Index
And The RDG Semiconductor Composite Index

$160
$140
$120
$100
$80
$60
$40
$20
$0
6/04
6/05
6/06
6/07
6/08
6/09
MIPS Technologies, Inc.
NASDAQ Composite
RDG Semiconductor Composite

*$100 invested on 6/30/04 in stock or index, including reinvestment of dividends.
Fiscal year ending June 30.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of our Compensation

We seek to invest our resources to grow our business in a manner that will increase stockholder value. To further this objective, our Compensation Committee has designed our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives.

In order to conduct our business effectively, we must attract and retain executive officers who are highly skilled and have significant experience in the high technology industry, and in particular in semiconductors including microprocessor design. Our headquarters are located in the San Francisco Bay Area of California. Competition for skilled senior executives in this market is very competitive. Consequently, our compensation program for our executive officers has the further objective, as is the case for all of our employees, of better enabling us to attract effective personnel and retain them in the competitive market place in which we operate.

The compensation program that we provide for our executives, including our named executive officers, has three main components:

•	Salary

•	Bonus

•	Equity compensation

We also provide our executive officers with benefits under plans generally available to all salaried employees in the particular geography, a deferred compensation program in the U.S., and an automobile or automobile allowance to certain executive officers where relevant to their jobs.

Process for Determining Executive Compensation

Our Compensation Committee has engaged an executive compensation consultant to assist it in establishing the compensation of our executive officers. This consultant, Frederic W. Cook & Co., Inc. has provided executive compensation advice to the Compensation Committee for over six years.

With the assistance of our compensation consultant we have identified a list of peer companies whose compensation we evaluate and use to help us establish the amounts of each element of compensation that we pay to our executive officers. These peer companies consist of companies of broadly similar size based on sales, market capitalization and number of employees (in their 2008 annual reports, annual revenues ranged from $36 million to $518 million, market capitalizations ranged from $71 million to $2,534 million and employees ranged from 107 to 1,728).  In addition to their comparable size, we believe the peer companies are relevant for comparative purposes because we all participate to one extent or another in the semiconductor industry, which requires key employees with a similar set of knowledge and skills and subject to similar market conditions for executive talent, regardless of its size. We also include in the peer group our primary competitor, as we regard it as a competitor for executive talent. In addition to the evaluation of this peer group, we also use compensation industry sources to obtain relevant compensation information, including in particular the Radford surveys that focus on the technology industry. The list of companies comprising our peer group is reviewed each year to determine whether any changes should be made. During the past fiscal year, no changes were made. However, recently in fiscal 2010, the peer group has been updated to reflect the company’s decreased size after the divestiture in May 2009 of our Analog Business Group.  The peer companies that we used in establishing fiscal 2009 compensation guidelines were Advanced Analogic Technology, ARM Holdings, Catalyst Semiconductor, Cirrus Logic, Exar Corporation, IXYS Corporation, Magma Design Automation, Micrel Semiconductor, Pericom Semiconductor Corporation, PDF Solutions, PLX Technology, RadiSys Corporation, Rambus, Supertex, Tessera Technologies, Trident Microsystems, and Voltera Semiconductor Corporation.  The revised list of peer companies approved in September 2009 are: Advanced Analogic Technology, ARM Holdings, California Micro Devices, CEVA, Entropic Communications, Exar Corporation, GSI Technology, ikanos Communications, Intellon, Magma Design Automation, Microtune, Pericom Semiconductor Corporation, PDF Solutions, PLX Technology, Supertex, Techwell, TranSwitch, Trident Microsystems, Virage Logic and Voltera Semiconductor Corporation.

Our Compensation Committee approves the compensation for our executive officers other than our Chief Executive Officer and recommends for approval by the full Board of Directors the compensation for our Chief Executive Officer. In establishing compensation of executive officers other than our Chief Executive Officer, the committee reviews recommendations of our Chief Executive Officer.

Elements of Compensation

The following is a discussion of why we choose to pay each element of compensation and of our objectives in doing so. As further explained below, we set our executive salaries and target bonuses at the top 75% level of the peer group. We use this level for two reasons. First, our business does not involve the production of a physical product like the semiconductor companies included in the peer group. We have very limited investments in our physical facilities or in a manufacturing and distribution capability. Rather, we derive our revenue from the development, and the marketing and sales, of the highly complex architectures, processor cores and other semiconductor designs that we undertake to develop more effectively than our customers can develop on their own, or obtain from one of our competitors. As such, we believe that we are particularly reliant on executive talent that can continue to develop products for, and sell them to, our very discerning customer base. Second, we have used this relative pay scale since the formation of our company as a separate subsidiary of our former parent over 10 years ago. We believe that we will be most effective in attracting, retaining and motivating our executives if we maintain an overall compensation philosophy that is consistent with that which we have used historically to attract and retain our key employees.

Salary. We set salary amounts at levels that we believe will enable us to be competitive for executive talent in our markets, based on the review of the data provided by our compensation consultant and other market data, as described above. We establish salaries that match, approximately, those paid at the top 75% level of the peer companies that we have identified. The salary component of compensation assures our executives of a reasonable level of income at a competitive rate and we believe that paying above-median salaries helps us to attract executive talent.

Bonuses. We believe that a significant percentage of the annual cash compensation that is available to be earned by our executive officers should be tied to the achievement of corporate performance objectives, and that this serves to motivate our executive officers to meet or exceed company performance targets and provides the proper incentives for such achievement. We maintain our Performance-Based Bonus Plan for Executives with this goal in mind, as well as to enable us to offer our executive officers the opportunity to earn competitive levels of cash compensation. As with our executive officer’s salaries, the target cash bonuses under our Performance-Based Bonus Plan are set at levels that will enable our executive officers to be paid cash bonuses near the top 75% levels of our peer companies if we achieve our financial plan, and more if we exceed the plan and less if we do not.

Under our Performance-Based Bonus Plan for Executives, a specified percentage of the executive officer’s base salary is established as the target bonus and, if earned, is paid in a single payment after the end of the fiscal year. Bonuses are paid to the extent that we achieve both the revenue and operating income targets contained in the financial plan that our Board of Directors approves each year for the operation of our business. We have chosen these two metrics as the basis for management bonuses because we believe that revenue growth is the key to our ability to enhance stockholder value. Our revenues consist of both contract revenue and royalties and, to the extent that we are successful in increasing contract revenues in any given period, we not only increase revenue for that period but also position ourselves for the possibility of receiving increased royalties in the future. We include operating income as a second metric in order to encourage discipline in the management of our business and in the pursuit of the higher revenues that are our goals. We believe this basic model for our executive bonus plan is well understood by both our executive officers and our Compensation Committee and that it is effective in motivating our management and is regarded as fair by them in its operation.

Under our Performance-Based Bonus Plan for Executives, no bonus payments will be made unless we achieve both revenue and operating income at the level of at least 90% of the targets provided for these two metrics in the financial plan.  A maximum bonus payment of two times the target percentage will be paid under the Performance-Based Bonus Plan for Executives if actual revenues exceeds the plan target by more than 20% and actual operating income exceeds the plan target by more than 30%. When actual performance falls between the 90% level and 120% and 130% levels for revenues and operating income, as applicable, a bonus payment shall be made according to a formula based on the revenue and operating income targets. In establishing operating income levels for this plan we do not take account of certain income or expense items that we did not anticipate in establishing the plan and that are not reflective of the effectiveness of our operations, such as charges associated with acquisitions, divestitures and restructuring.

We choose to pay bonuses if we achieve less than 100% of our targets, because we do not believe it is effective to have a 100% cliff payment of bonus tied to complete achievement of our financial plan, which, as further discussed below, is not certain of achievement in any given year. That is, we believe that it is important to continue to motivate our executives for improved performance even when it becomes evident that plan levels of operating results will not be attained. We selected 90% as the threshold for this purpose because this would still represent substantial attainment of our financial plan.

In addition to the Performance-Based Bonus Plan for Executives, our Chief Executive Officer also participates in the Additional Performance-Based Bonus Plan for the CEO (“CEO Bonus Plan”). The purpose of this plan is to strengthen the focus of our Chief Executive Officer on key corporate goals and strategic corporate objectives that are identified by our Board of Directors by making an even higher percentage of the CEO’s target compensation subject to the achievement of performance goals. Under the CEO Bonus Plan, we establish a target percentage of salary that will be paid for the achievement of specific corporate goals that are developed and weighted for the fiscal year by our Board of Directors. Under this plan, following the end of each fiscal year the board will determine the percentage to which these goals have been attained. That percentage of attainment is then multiplied by the target percentage to reach an achievement percentage. Finally, the achievement percentage is multiplied by the same percentage by which the target percentage is multiplied under the Performance-Based Bonus Plan for Executives described above to determine the amount of payout under the CEO Bonus Plan. As such, the CEO is rewarded for the achievement of key goals established by our board only if this is achieved in a year that we achieve our target levels of operating performance at not less than the 90% level. For fiscal year 2009, the board delegated authority under the CEO Bonus Plan to the Chairman of the Board of Directors and the Chairman of the Compensation Committee to establish performance goals, and their weighting, and to determine the percentage to which these goals had been achieved.

We also have a two-component bonus program for our Vice President of Worldwide Sales. This vice president participates in the Performance-Based Bonus Plan with other executives. In addition, this vice president is eligible to earn a separate bonus under the Special Bonus Plan for the Vice President of Worldwide Sales at a target percentage of salary based on achievement of the annual contract revenue goal. This bonus begins to accrue once we achieve 80% of plan revenue, with an achievement percentage accruing at the rate of five percent for each one percent that actual revenues exceed the 80% threshold, reaching a 100% achievement percentage if actual revenue reaches 100% of the plan. To the extent that revenue exceeds the plan, the vice president’s achievement percentage increases by two percentage points for each one percentage point that revenue exceeds the plan. The amount of bonus that can be earned under this plan is not subject to a maximum limit. After the acquisition of Chipidea, this bonus program was amended to add an additional target percentage of salary based on achievement of the contract revenue goal for the Analog businesses. With the divestiture of the Analog Business Group, this aspect of the bonus program is inoperable.

In the case of each of the Bonus Plans, our Compensation Committee (and the Board of Directors with respect to the CEO), retains the discretion to grant bonuses in amounts that are higher or lower than the amounts determined under the formula provided in each of the Bonus Plans.

In connection with our hiring of individuals to serve as executive officers or retention of such officers, we may agree to pay certain relocation or similar bonuses or agree to certain minimum payments of our performance bonuses as we believe is necessary to allow us to attract or retain such individual and to allow us to provide an optimal compensation package.

Equity Compensation. We grant our U.S. executive officers equity awards in the form of stock options. We believe that because stock options have value only if the price of our stock increases after the date of grant, that they effectively connect compensation with increased stockholder value. In addition, our stock options help retain key employees because they typically become exercisable over a vesting period of 36 months and if not exercised are forfeited if the employee leaves the employ of the Company. The vesting schedule also helps keep employees focused on our long-term performance. In fiscal 2006, the Board of Directors reduced the term of options granted under the Company’s equity-based compensation plans from ten years to seven years in order to reduce the expense of such option under SFAS No. 123R, and at that time reduced the standard vesting schedule from 50 to 36 months. The Compensation Committee reviews the trends and data regarding equity compensation for executives in the peer group and considers the recommendations of the CEO in light of prior grants and the desire to retain executives in granting annual stock option renewals.

We make annual grants of stock options to our executive officers. In July 2006 our Compensation Committee determined that the annual grants would be made each year on August 15 (or on the next business day if August 15 falls on a weekend). We grant new hire stock option awards to new executives. New hire grants are made on the last Thursday of each month to all employees (including executives) who commenced employment by the Monday immediately preceding the last Thursday of the month.

Benefits. We also provide our executives with benefits that are generally available to all our salaried employees in the particular geography, such as for U.S. executives participation in our employee stock purchase plan, health insurance, 401(k) plan (under which the Company matches contributions up to $2,500 in order to encourage employees to invest in the savings program) and a deferred compensation program available to all employees at a level of director and above. For further discussion, see “Nonqualified Deferred Compensation” below. The Company does not provide a traditional defined benefit retirement plan, so the deferred compensation program provides a means for U.S. executives to structure their own savings plan. In addition, five of our executives, Mr. Bourgoin, Mr. Franca, Mr. Dias, Mr. Martin-Perez and Mr. Holtzinger, received automobiles or automobile allowances in fiscal 2009, as they each were in positions requiring numerous visits to customer and other offsite meetings or in a geography where such benefit is standard for executives.

Relationship of the Compensation Elements. We view the elements of compensation as related but distinct. The level of each compensation element is based in part, but not exclusively on competitive benchmarking consistent with our key compensation objectives. We do not have a policy for allocating compensation between our cash compensation, which is paid as salary or earned as bonus each year, and our equity compensation, which may be regarded as long term compensation because of the vesting provisions and the length of the option term.

Fiscal 2009 Compensation

The compensation of our executive officers for fiscal 2009 was consistent with the objectives and programs discussed above. Effective July 2008, the named executive officers, other than as set forth below, received salary increases of 0% to 13.8%.  In January 2009, Cesar Martin-Perez was promoted to General Manager of the Analog Business Group and received a base salary increase of 16.4%, and was removed from the sales commission plan which he had had as the VP of Sales, European Operations. In February 2009, Sandy Creighton was promoted to Vice President, Corporate Administration and received a base salary increase of 10%.  Our Chief Executive Officer’s base salary for fiscal 2009 did not increase from that of fiscal 2008.

No bonuses were paid to our executive officers for fiscal 2009 under the Performance-Based Bonus Plan for Executives, the special bonus plan for the VP of Worldwide Sales or the CEO Bonus Plan, other than a performance bonus payment of $62,713.41 to our Chief Financial Officer in connection with a letter agreement dated October 13, 2008 that guaranteed a 20% bonus for fiscal 2009.  For fiscal 2009 the target level of bonus under the Performance-Based Bonus Plan for Executives was 70% of base salary for our Chief Executive Officer; 45% of base salary for our Chief Operating Officer and 40% of base salary for our other executive officers and the target level of bonus was 30% of base salary for our Chief Executive Officer under the CEO Bonus Plan; and 25% of base salary for meeting the Processor Business Group quota and 15% of base salary for meeting the Analog Business Group quota for our VP of Worldwide Sales under the special bonus plan for the VP of Worldwide Sales.  The operating plan for fiscal 2009 was set with the same approach as used in prior years, which was to establish somewhat aggressive, but achievable, levels of growth. To put this approach into the context of our compensation, we have used a similar bonus program since fiscal 2000. In the ten fiscal years from fiscal 2000 to fiscal 2009, our operating results, and resulting bonuses, exceeded the target levels three times, and our operating results fell below the 90% threshold six times, resulting in no bonus payments.

We granted options in August 2008 to our CEO of 75,000 shares and to each of our other executive officers of between 40,000 and 100,000 shares.  In addition, we granted options to Cesar Martin-Perez of 20,000 shares in August 2008 and 30,000 shares in November 2008 while he was VP of Sales, European Operations and of 100,000 shares in January 2009 upon his promotion to General Manager of the Analog Business Group and we granted options to Arthur L. Swift in March 2009 after his hire as our Vice President of Marketing of 250,000 shares.  Consistent with the decisions made by the Board of Directors in fiscal 2006, option grants for new hires and promotions have a seven-year term and vest over 36 months with a one year cliff and monthly thereafter and renewal option grants to existing employees (who have previously received a new hire option grant) have a seven-year term and vest monthly over 36 months without a one year cliff.

Fiscal 2010 Compensation

Our Compensation Committee has established the basic elements of compensation for our executives for fiscal 2010. The salary for our Chief Executive Officer and for the other named executive officers was not increased. Our Chief Executive Officer and other executive officers will participate in the Performance-Based Bonus Plan for Executives, which will operate in the same manner as described above for the CEO and the other executives, including the use of the business plan established by our Board of Directors as the target for plan bonuses. The revenue targets for the overall corporate performance are those that formed the basis for the financial plan for fiscal 2010.

In addition, the Vice President of Worldwide Sales participates in the Special Bonus Plan which will operate in the same manner as described above, except that the additional bonus associated with the Analog Business Group will no longer be in effect.

We granted no options in August 2009 to our CEO due to his announced retirement at the end of the calendar year and to each of our other executive officers of between 30,000 and 100,000 shares. Consistent with the decisions made by the Board of Directors in fiscal 2006, these options have a seven-year term and vest over 36 months.

On August 13, 2009, the Compensation Committee approved the entry into a stock unit award agreement with Arthur L. Swift, the Company’s Vice President of Marketing.  Mr. Swift was granted ten thousand (10,000) restricted stock units, to vest over a three (3) year period with one third (1/3rd) of the restricted stock units vesting on the first three annual anniversaries of the August 13th grant date.  Within thirty (30) days after each annual vesting date, Mr. Swift will receive one share of the Company’s common stock for each vested restricted stock unit that has vested on such vesting date (subject to certain exceptions).  The restricted stock units were granted under the Company’s 1998 Long-Term Incentive Plan, as Amended and Restated and were granted to Mr. Swift as a sign on bonus.

Change in Control Agreements

We have entered into change in control agreements with our executive officers, except for Mr. Martin-Perez. These agreements provide that upon a change in control, the officer’s options and shares of restricted stock will become fully vested and the officer may elect, within six months following the change in control, to have his or her options “cashed out” based on the closing NASDAQ price on the day prior to the cash-out election. In addition, if the officer is terminated without cause, or voluntarily terminates for good reason, within 24 months after a change in control, the officer is entitled to receive a lump sum cash payment equal to 24 months salary. For further discussion, see “Potential Payments upon Change in Control and Termination” below. We believe that the “single trigger” provision for the acceleration of equity awards only upon change of control is appropriate as this allows the executive to receive the benefits associated with equity ownership in a change of control situation at the same time as our stockholders generally. Further, this provision will encourage executives to remain in our employ throughout the uncertainty that may exist in a potential change of control situation. With regard to the “double trigger” for severance payments in the event their employment is terminated within 24 months under specified circumstances, we recognize that executives are frequently not afforded the opportunity to continue in the employ of the acquiring company following a change of control transaction, and we believe that our change of control agreements will motivate our executives to remain in our employ through any change of control transaction in which we may become involved. Further, we believe the change of control agreements enable our executives to focus on the performance of their duties and to provide us with advice about a potential change in control without being distracted about the effects of the transaction on their continued employment.

On September 2, 2008, the Company entered into a separation agreement with Jose Franca, a former executive and board member. Under the terms of the agreement, Mr. Franca’s last day of service as a director of both the Company and the Company’s Portuguese subsidiary was September 2, 2008.  Mr. Franca is entitled to receive severance payments equal to an aggregate total of 650,000 Euros over the course of two years.

On September 15, 2008, the Company entered into a separation agreement with Sergio Dias, a former executive. Under the terms of the agreement, Mr. Dias’ last day of service as an executive was September 15, 2008, and his last date of service as a Director of the Company’s Portuguese subsidiary was December 31, 2008.  Mr. Dias received severance payments equal to 180,000 Euros.

On February 6, 2009, the Company entered into a separation agreement with John Derrick, a former executive. Under the terms of the agreement, Mr. Derrick’s last day of employment was February 6, 2009, at which time he ceased to be an employee of the Company.  Mr. Derrick received a lump sum severance payment equal to $205,650.61.

On April 6, 2009, the Company entered into a separation agreement with Stuart Nichols, a former executive. Under the terms of the agreement, Mr. Nichols’ last day of employment was April 3, 2009, at which time he ceased to be an employee of the Company. Mr. Nichols received a lump sum severance payment equal to $153,682.21.

On June 30, 2009, the Company entered into a separation agreement with Cesar Martin-Perez, a former executive. Under the terms of the agreement, Mr. Martin-Perez’s last day of employment was June 30, 2009, at which time he ceased to be an employee of the Company. Mr. Martin-Perez received a lump sum severance payment equal to 270,000 Euros.

Potential Payments upon Change in Control and Termination

If a change in control of MIPS had occurred on June 30, 2009 (the last day of the 2009 fiscal year) and the employment of each of the named executive officers was terminated without cause or the executive resigned for good reason on the same date, the value of each executive officer’s severance and accelerated option vesting would be the amount shown in the table below. For purposes of the following table, we have assumed that (i) the price per share of MIPS’ common stock is equal to the closing price per share on June 30, 2009, which was the last trading day before MIPS’ fiscal year-end, (ii) options are substituted or assumed in connection with the change in control, and (iii) the value of any option that is assumed to be accelerated is equal to the excess of the closing price for a share of  MIPS’ common stock on June 30, 2009 over the option’s exercise price (i.e., the full “spread” value of the option).

Name	Severance Payment ($)	Estimated Total Value of Option Acceleration ($)	Total ($)
John E. Bourgoin	$850,000	$—	$850,000
Maury Austin	$627,134	$—	$627,134
Sandy Creighton	$572,000	$—	$572,000
Brad Holtzinger	$522,330	$—	$522,330
Cesar Martin-Perez (1)	$—	$—	$—
John Derrick (2)	$—	$—	$—
Jose Epifanio da Franca (3)	$—	$—	$—

(1)
Cesar  Martin-Perez was promoted to General Manager of Analog Business Group in January 2009. We divested the Analog Business Group in May 2009 and Mr. Martin-Perez ceased to be an employee on June 30, 2009.  He did not have a change of control agreement and as such, he would not have received any payment upon a change in control as of June 30, 2009.

(2)
John Derrick served as the President & General Manager of the company’s newly formed Processor Business Group since January 2008.  In July 2008, Mr.  Derrick was promoted to Chief Operating Officer. Mr. Derrick resigned as an employee of the Company effective February 6, 2009.   As such, he would not have received any payment upon a change in control as of June 30, 2009.

(3)
Jose Epifanio da Franca served as the President & General Manager of Analog Business Group.  Mr. Franca has served on our Board of Directors since August 2007.  Mr. Franca resigned as an employee of the Company effective September 2, 2008.  As such, he would not have received any payment upon a change in control as of June 30, 2009.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers of a company (excluding the chief financial officer) will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the performance-based exceptions under Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid thereunder will be tax deductible by us. In general, stock options granted under our stock option plans are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options.

The following table summarizes compensation information for our Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers as of June 30, 2009, as well as for two individuals who were not serving as an executive as of June 30, 2009, but who qualified for disclosure. These officers are referred to as the named executive officers.

Summary Compensation Table for Fiscal 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
John E. Bourgoin	2009	$425,000	—		$10,438	$454,297	$—	$3,067	(5)	$892,802
Chief Executive Officer and President	2008	$425,000	—		$62,625	$645,164	$—	$3,067	(5)	$1,135,856
	2007	$400,000	—		$62,625	$512,746	$550,477	$3,229	(5)	$1,529,077
Maury Austin	2009	$313,567	$93,302	(6)	—	$170,725	$—	$3,094	(5)	$580,688
Vice President, Chief Financial Officer	2008	$89,423	—		—	$35,183	$—	$2,646	(5)	$127,252
	2007	$—	—		—	$—	$—	$—		$—
Sandy Creighton	2009	$269,438	—		$1,883	$221,087	$—	$3,041	(5)	$495,449
Vice President, Corporate Administration	2008	$259,896	—		$22,600	$308,432	$—	$2,988	(5)	$593,916
	2007	$254,800	$38,220		$22,600	$245,820	$151,224	$3,120	(5)	$715,784
Brad Holtzinger	2009	$261,165	—		—	$274,107	—	$494	(5)	$535,766
Vice President, Worldwide Sales	2008	$252,333	—		—	$403,294	$43,837	$584	(5)	$700,048
	2007	$238,050	—		—	$340,918	$243,654	$632	(5)	$823,254
Cesar Martin-Perez (7)	2009	$225,163	—		—	$66,364	$105,171	$385,198	(5)	$781,896
Vice President, European Operations	2008	$226,999	—		—	$72,783	$192,833	$17,620	(5)	$510,235
	2007	$194,013	—		—	$72,613	$183,851	$15,662	(5)	$466,139
Jose Epifanio da Franca (8)	2009	$45,532	—		—	—	—	$887,869	(5)	$933,401
President and General Manager, Analog Business Group	2008	$251,992	—		—	—	—	—		$251,992
	2007	$—	—		—	$—	$—	$—		$—
John Derrick (9)	2009	$203,077	—		—	$127,499	—	$208,853	(5)	$539,429
Chief Operating Officer	2008	$142,769	—		—	$62,662	$50,000	—		$255,431
	2007	$—	—		—	$—	$—	$—		$—

(1)	Amounts consist of bonuses earned for services rendered in fiscal 2009.

(2)
Stock awards consist only of restricted stock awards. Amounts shown do not reflect compensation actually received by the named executive officers. Instead the amounts shown are the compensation costs recognized in our financial statements for the fiscal year noted in accordance with provisions of SFAS No. 123R. These compensation costs reflect awards granted in and prior to, and that vested during, the fiscal years noted. There were no restricted awards granted in fiscal 2009.  See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2009 regarding the assumptions underlying the valuation of equity awards, Note 14 in our Annual Report on Form 10-K for the year ended June 30, 2008, and Note 13 in our Annual Report on Form 10-K for the year ended June 30, 2007.

(3)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead the amounts shown are the compensation costs recognized in our financial statements for the fiscal years ended June 30, 2009, 2008 and 2007 in accordance with the provisions of SFAS No. 123R. The amounts shown disregard estimated forfeitures related to service based vesting conditions to the extent applicable.  See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2009 regarding the assumptions underlying the valuation of equity awards, Note 14 in our Annual Report on Form 10-K for the year ended June 30, 2008, and Note 13 in our Annual Report on Form 10-K for the year ended June 30, 2007.

(4)
Amounts consist of bonuses earned for services rendered in fiscal 2009.  The bonus to Mr. Holtzinger was earned under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice-President of Worldwide Sales.  The bonuses to Mr. Martin-Perez were earned under our Sales Commission Plan and in fiscal 2007 also under a Performance-Based Bonus Plan for Employees.

(5)
Represents matching contributions under MIPS’ 401(k) plan, life insurance premiums paid on behalf of the executive, automobile allowances paid to Mr. Martin-Perez and severance paid to Mr. Martin-Perez, Mr. Franca and Mr. Derrick.

(6)	This amount includes a bonus payment of $62,713.41 to Mr. Austin in connection with a letter agreement dated October 13, 2008 that guaranteed a 20% bonus for fiscal 2009.

(7)
Mr. Martin-Perez resigned as Vice President, European Operations, effective June 30, 2009.  The compensation for the period was calculated by using the average exchange rate for fiscal 2009 between the Euro and the US Dollar.

(8)
Mr. Franca resigned as President and General Manager, Analog Business Group, effective September 2, 2008.   The compensation for the period was calculated by using the average exchange rate for fiscal 2009 between the Euro and the US Dollar.

(9)	Mr. Derrick resigned as Chief Operating Officer, effective February 6, 2009.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table provides details regarding all plan-based awards granted to the named executive officers in fiscal 2009.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			All other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
John E. Bourgoin	8/15/08	—	—	—	75,000	3.89	$132,675
	N/A	$0	$297,500	$595,000	—	—	—
	N/A	$0	$127,500	$255,000	—	—	—
Maury Austin	8/15/08	—	—	—	45,000	3.89	$79,605
	N/A	$0	$125,421	$250,843	—	—	—
Sandy Creighton	8/15/08	—	—	—	50,000	3.89	$88,450
	N/A	$0	$108,175	$216,350	—	—	—
Brad Holtzinger	8/15/08	—	—	—	70,000	3.89	$123,830
	N/A	$0	$104,452	$208,904	—	—	—
	N/A	$0	$104,452	(4)	—	—	—
Cesar Martin-Perez	8/15/08	—	—	—	20,000	3.89	$35,380
	11/26/08	—	—	—	30,000	1.28	$17,559
	1/29/09	—	—	—	100,000	1.15	$55,900
	N/A	$0	$93,766	$187,532	—	—	—
Jose Epifanio de Franca	N/A	$0	$109,276	$218,552	—	—	—
John Derrick	8/15/08	—	—	—	100,000	3.89	$176,900
	N/A	$0	$148,500	$297,000	—	—	—
	N/A	$0	$49,500	—	—	—	—

(1)
Amounts shown are estimated payouts for fiscal 2009 to Mr. Bourgoin under our Performance-Based Bonus Plan for Executives and our CEO Bonus Plan, to Mr. Austin, Ms. Creighton, Mr. Martin-Perez, Mr. Franca and Mr. Derrick under our Performance-Based Bonus Plan for Executives and to Mr. Holtzinger and Mr. Derrick under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice President of Worldwide Sales.

(2)
All options were granted under our Long-Term Incentive Plan and have exercise prices equal to the fair market value on the date of grant. In general, the options vest in thirty-six equal monthly installments, unless otherwise noted. The January 29, 2009 option grant of 100,000 shares to Mr. Martin-Perez had a one year cliff, so no shares vested prior to his resignation on June 30, 2009.  The equity awards identified in the table above are also reported in the table entitled, “Outstanding Equity Awards at Fiscal Year-End,” below.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS No. 123R.

(4)
There is no maximum amount under the Special Bonus Plan for the Vice President of Worldwide Sales. The bonus plan pays up to 25% of base salary based on achievement of the annual contract revenue goal in the corporate financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of the corporate financial plan, but does not pay until 80% of the contract revenue goal in the corporate financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the financial plan. In addition, the Special Bonus Plan provided for an additional bonus of up to 15% of base salary based on achievement of the annual contract revenue goal in the financial plan for the Analog Business Group (15% accrues linearly at contract revenue performance levels of 0-100% of the Analog Business Group financial plan, but does not pay until 80% of the contract revenue goal in the Analog Business Group financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the Analog Business Group financial plan. The payout is subject to adjustment on the discretion of the CEO and upon the advice and consent of the Compensation Committee. The financial plan is the Statement of Operations approved annually by the Board of Directors for the fiscal year which includes an annual corporate contract revenue goal to be used for the purposes of the 25% additional bonus above, and subsequent to the acquisition of Chipidea, also includes an annual Analog Business Group revenue goal to be used for the purposes of the 15% additional bonus above.

.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers at June 30, 2009, the end of the 2009 fiscal year. The equity granted in 2009 is reported in the following table and in the table entitled, “Grants of Plan-Based Awards in Fiscal Year 2009”, above.  Unless otherwise indicated, all unvested option grants vest monthly over a thirty-six month period.

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares of or units of stock that have not Vested (#)	Market value of shares of or units of stock that have not Vested ($)
John Bourgoin	700,000	—		$8.31	5/17/12
	150,000	—	(5)	$2.95	8/7/12
	127,500	7,500		$6.47	8/15/13
	135,000	—		$6.35	9/21/12
	150,000	—	(11)	$5.01	9/17/14
	550,000	—	(7)	$3.388	8/12/13
	82,500	52,500		$7.80	8/15/14
	20,833	54,167		$3.89	,/15/15
Maury Austin	104,166	145,834	(14)	$3.96	3/27/15
	12,500	32,500		$3.89	8/15/15
Sandy Creighton	72,000	—		$6.11	8/29/12
	80,000	—	(10)	$4.52	8/9/14
	230,000	—	(7)	$3.3388	8/12/13
	75,000	—	(4)	$2.94	7/25/12
	225,000	—		$8.31	5/17/12
	68,000	4,000		$6.47	8/15/13
	39,722	25,278		$7.80	8/15/14
	13,889	36,111		$3.89	8/15/15
John Derrick	83,333	—	(13)	$4.45	2/6/10(15)
	13,889	—		$3.89	2/6/10(15)
Brad Holtzinger	43,452	—	(2)	$9.40	12/20/11
	1,548	—	(2)	$9.40	12/20/11
	13,200	—	(9)	$5.02	7/29/14
	200,000	—	(12)	$5.47	10/27/12
	9,600	—		$4.49	10/15/13
	20,400	—		$4.80	10/15/13
	55,722	3,278		$6.47	8/15/13
	18,000	—		$6.11	8/29/12
	20,000	—	(10)	$4.52	8/9/14
	6,800	—	(9)	$5.02	7/29/14
	45,833	29,167		$7.80	8/15/14
	19,444	50,556		$3.89	8/15/15
Cesar Martin-Perez	25,000	—	(1)	$18.375	9/30/09
	9,500	—		$8.01	9/30/09
	60,000	—	(3)	$7.70	9/30/09
	12,000	—	(6)	$2.05	9/30/09
	52,000	—	(8)	$4.49	9/30/09
	16,920	—	(10)	$4.52	9/30/09
	18,000	—		$6.11	9/30/09
	17,000	1,000		$6.47	9/30/09
	9,167	5,833		$7.80	9/30/09
	5,556	14,444		$3.89	9/30/09
	5,833	24,167		$1.28	9/30/09
	—	100,000		$1.15	9/30/09

(1)	Options granted on 6/12/00 vest 24% on 5/22/01 and then vest monthly in 2% increments beginning on 6/22/01.

(2)	Options granted on 12/20/01 vest 24% on 11/26/02 and then vest monthly in 2% increments beginning on 12/26/02.

(3)	Options granted on 5/30/02 vest 24% on 5/22/03 and then vest monthly in 2% increments beginning on 6/22/03.

(4)	Options granted on 7/25/02 vest monthly over 50 months beginning on 8/25/02.

(5)	Options granted on 8/7/02 vest monthly over 50 months beginning on 9/1/02.

(6)	Options granted on 3/6/03 vest monthly over 50 months beginning on 4/6/03.

(7)	Options granted on 8/12/03 vest monthly over 50 months beginning on 9/12/03.

(8)	Options granted on 10/15/03 vest monthly over 50 months beginning on 9/12/03.

(9)	Options granted on 7/29/04 vest 24% on 7/5/05 and then vest monthly in 2% increments beginning on 8/5/05.

(10)	Options granted on 8/9/04 vest monthly over 50 months beginning on 9/5/04.

(11)	Options granted on 9/17/04 vest monthly over 50 months beginning on 10/17/04.

(12)	Options granted on 10/27/05 vest 33% on 10/27/06 and then vest monthly in 2.7% increments beginning on 11/27/06.

(13)	Options granted on 1/31/08 vest 33% on 1/31/09 and then vest monthly in 2.7% increments beginning on 2/28/09.

(14)	Options granted on 3/27/08 vest 33% on 3/27/09 and then vest monthly in 2.7% increments beginning on 4/27/09.

(15)	Mr. Derrick has one year from the date of termination to exercise vested shares.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the named executive officers during fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John E. Bourgoin	—	—	12,500	$44,125
Maury Austin	—	—	—	—
Sandy Creighton	—	—	5,000	$18,050
Brad Holtzinger	—	—	—	—
Cesar Martin-Perez	—	—	—	—
Jose Epifanio da Franca	—	—	—	—
John Derrick	—	—	—	—

(1)	Value is the fair market value of the underlying shares on the date of vesting multiplied by the number of shares covered by the stock award.

Pension Benefits

MIPS named executive officers received no benefits in fiscal 2009 from MIPS under pension plans.

Nonqualified Deferred Compensation

The following table shows certain information for the named executive officers under the Non-Qualified Deferred Compensation Plan.

Non-Qualified Deferred Compensation for Fiscal 2009
Name	Executive contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Loss in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year end ($) (3)
John E. Bourgoin	—	—	$209,167	—	$525,973
Maury Austin	—	—	—	—	—
Sandy Creighton	—	—	$173,830	—	$489,608
Brad Holtzinger	—	—	—	—	—
Cesar Martin-Perez	—	—	—	—	—
Jose Epifanio da Franca	—	—	—	—	—
John Derrick	—	—	—	—	—

(1)	The entire amounts were included in the compensation information in the “Summary Executive Compensation” table as part of each named executive officer’s fiscal 2008 compensation.

(2)	There were no above-market or preferential earnings included in these amounts.

(3)	The entire amounts were included in either the compensation information in the “Summary Executive Compensation” table or in compensation reported in previous years.

Plan Overview

The MIPS Technologies, Inc. Non-Qualified Deferred Compensation Plan is designed to provide participants with an opportunity to supplement their retirement income through the deferral of pre-tax income. Participants in the Non-Qualified Deferred Compensation Plan may defer up to 100% of compensation. Compensation includes regular salary, bonus awards and commissions. Participants in the Non-Qualified Deferred Compensation Plan have the option to choose from a portfolio of investment options and may change their investment allocation periodically. Amounts earned on the assets invested by participants are determined based upon the earnings of the investments selected by the participants. Payments under the Non-Qualified Deferred Compensation Plan may be paid in a lump sum or in up to ten equal annual installments as selected by the participant. In addition, payment will be made upon retirement, termination, hardship, death or disability.

Certain Relationships and Related Transactions

On September 2, 2008, the Company entered into a separation agreement with Jose Franca, a former executive and board member. Under the terms of the agreement, Mr. Franca’s last day of service as a director of both the Company and the Company’s Portuguese subsidiary was September 2, 2008. Mr. Franca is entitled to receive severance payments equal to an aggregate total of 650,000 Euros over the course of two years.

On September 15, 2008, the Company entered into a separation agreement with Sergio Dias, a former executive. Under the terms of the agreement, Mr. Dias’ last day of service as an executive was September 15, 2008, and his last date of service as a Director of the Company’s Portuguese subsidiary was December 31, 2008.  Mr. Dias received severance payments equal to 180,000 Euros.

On February 6, 2009, the Company entered into a separation agreement with John Derrick, a former executive. Under the terms of the agreement, Mr. Derrick’s last day of employment was February 6, 2009, at which time he ceased to be an employee of the Company.  Mr. Derrick received a lump sum severance payment equal to $205,650.61.

On April 6, 2009, the Company entered into a separation agreement with Stuart Nichols, a former executive. Under the terms of the agreement, Mr. Nichols’ last day of employment was April 3, 2009, at which time he ceased to be an employee of the Company. Mr. Nichols received a lump sum severance payment equal to $153,682.21.

On June 30, 2009, the Company entered into a separation agreement with Cesar Martin-Perez, a former executive. Under the terms of the agreement, Mr. Martin-Perez’s last day of employment was June 30, 2009, at which time he ceased to be an employee of the Company. Mr. Martin-Perez received a lump sum severance payment equal to 270,000 Euros.

Kenneth Coleman, Director and Chairman of the Compensation Committee, is the father-in-law of the Director of Global Corporate Services, Ernest Evans. He does not have direct management or control over Mr. Evans’ responsibilities and does not recommend or approve Mr. Evans’ salary. Mr. Coleman does approve the annual stock option renewal grants as a member of the Compensation Committee but he does not recommend the amounts of the grants. The recommendation is from Mr. Evans’ manager with input from Human Resources and the annual renewals are subject to approval by the CEO. Mr. Evans’ compensation in fiscal 2009 was $154,216, which included salary, bonus and matching contributions under MIPS’ 401(K) plan, and he was granted an option on August 15, 2008 to purchase 5,000 shares of our common stock with an exercise price of $3.89 and an option on November 26, 2008 to purchase 7,500 shares of our common stock with an exercise price of $1.28.

Nuno Franca is the brother of Dr. Jose Franca, who was the former CEO of Chipidea and became a member of our Board of Directors and the President and General Manager of the Analog Business Group after Chipidea was acquired by MIPS. Nuno Franca held the position of Division Director of CAD and Technology. Nuno Franca’s compensation was $135,919 for the period from July 1, 2008 until he was laid off on November 18, 2008, as calculated by using the average exchange rate for the period July 1 to November 18, 2008 between the Euro and the US Dollar.

A derivative action entitled In re MIPS Technologies, Inc. Derivative Litigation, Case No. C-06-06699-RMW, was filed on October 27, 2006, in the United States District Court, Northern District of California, against certain current and former MIPS officers and directors and MIPS as a nominal defendant. The complaint in the action alleged that the individual defendants breached their fiduciary duties and violated California and federal securities laws as a result of, among other things, purported backdating of stock option grants, insider trading and the dissemination of false financial statements. Plaintiff sought to recover purportedly on behalf of MIPS, unspecified monetary damages, corporate governance changes, equitable and injunctive relief, and fees and costs.  A motion to dismiss the consolidated complaint was granted on January 11, 2008, with leave for plaintiff to amend.  Plaintiff filed an amended complaint and MIPS filed a second motion to dismiss which was granted without leave to amend on August 14, 2008.  Time to appeal that ruling has expired.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report to the Securities and Exchange Commission and the NASDAQ National Market their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 filed pursuant to the Exchange Act furnished to us, we believe that during fiscal 2009, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

REPORT OF THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE

            The management of MIPS is responsible for establishing and maintaining internal controls and for preparing the consolidated financial statements of MIPS. The independent registered public accounting firm is responsible for auditing the consolidated financial statements. It is the responsibility of the Audit and Corporate Governance Committee to oversee these activities.

The Audit and Corporate Governance Committee has reviewed and discussed with MIPS’ management the audited consolidated financial statements for the fiscal year ended June 30, 2009.

The Audit and Corporate Governance Committee has discussed with Ernst & Young LLP, MIPS’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114 as adopted by the Public Company Accounting Oversight Board relating to communications with Audit Committees.

The Audit and Corporate Governance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, "Communication with Audit Committees Concerning Independence", and the Audit and Corporate Governance Committee has discussed with Ernst & Young LLP their independence.

Based on the reviews and discussions referred to above, the Audit and Corporate Governance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in MIPS’ annual report on Form 10-K for the fiscal year ended June 30, 2009.

The Audit and Corporate Governance Committee

William M. Kelly, Chairman
Anthony B. Holbrook
Robin L. Washington

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If you want us to consider including a proposal in next year’s Proxy Statement, you must deliver it in writing to MIPS at 955 East Arques Avenue, Sunnyvale, California  94085, Attention: Corporate Secretary, no later than June 3, 2010.

Our by-laws provide that stockholders wishing to nominate a director or present a proposal at next year’s annual meeting, but not wishing to have such nomination or proposal included in our Proxy Statement, must submit specified information in writing to MIPS at the above address no later than September 13, 2010 but no sooner than August 14, 2010.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

Gail H. Shulman
Vice President, General Counsel and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors

Nominees	For	Against	Abstain
01 Fred M. Gibbons	☐	☐	☐
02 Anthony B. Holbrook	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):

	For	Against	Abstain
1 Ratification of appointment by MIPS Technologies of Ernst & Young LLP to serve as the Company's independent auditors for the 2010 fiscal year.	☐	☐	☐
2 Approval of an increase in the number of shares available for issuance under the Employee Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000072862_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

MIPS TECHNOLOGIES, INC.
Annual Meeting of Stockholders
November 12, 2009 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned stockholder of MIPS Technologies, Inc., a Delaware corporation ("MIPS Technologies" or "Company"), hereby appoints MAURY AUSTIN and GAIL SHULMAN, as proxies for the undersigned, with full power of substitution, to attend the 2009 Annual Meeting of Stockholders of MIPS Technologies to be held on Thursday, November 12, 2009 at 2:00 p.m. at the Company's corporate offices at 955 East Arques Avenue, Sunnyvale, CA 94085, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all vote that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

Continued and to be signed on reverse side

0000029863_2 R2.09.05.010